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                                                                      Exhibit 12

              PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
               Computation of Ratio Of Earnings to Fixed Charges
                             (Dollars in Millions)


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

                                                                                          Year Ended December 31
                                                                       -------------------------------------------------------------

                                                                          1994         1995        1996        1997         1998
                                                                          ----         ----        ----        ----         ----
Earnings:
      Earnings before income taxes                                       $ 840      $ 1,247     $ 1,215     $ 1,149      $ 1,267
      Plus:
         Fixed charges exclusive of capitalized interest                   108          113         124         136          139
         Amortization of capitalized interest                               11           12          13          13           12
         Adjustments for equity affiliates and minority interest            (2)          (4)         (3)          0           (2)
                                                                   --------------------------------------------------------------
                      Total                                              $ 957      $ 1,368     $ 1,349     $ 1,298      $ 1,416
                                                                   ==============================================================

Fixed Charges:
      Interest expense including amortization of debt
        discount/premium and debt expense                                $  88      $    91     $   102     $   113      $   114
      Rentals - portion representative of interest                          20           22          22          23           25
                                                                   --------------------------------------------------------------
      Fixed charges exclusive of capitalized interest                      108          113         124         136          139
      Capitalized interest                                                   5            9          12          10            9
                                                                   --------------------------------------------------------------
                      Total                                              $ 113      $   122     $   136     $   146      $   148
                                                                   ==============================================================

Ratio of earnings to fixed charges                                         8.4         11.3         9.9         8.9          9.6
                                                                   ==============================================================


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